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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report: February 3, 2003
                        (Date of earliest event reported)

                         PERRY ELLIS INTERNATIONAL, INC.
                         ------------------------------
             (Exact name of Registrant as specified in its charter)

                                     Florida
                                     -------
                 (State or other jurisdiction of incorporation)

           0-21764                                          59-1162998
     ---------------------                             ---------------------
     (Commission File No.)                              (I.R.S. Employer
                                                        Identification No.)

                 3000 N.W. 107/th/ Avenue, Miami, Florida 33172
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               (Address of Principal Executive Offices) (Zip Code)

                                 (305) 592-2830
                                 --------------
              (Registrant's telephone number, including area code)

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Item 5. Other Events and Required FD Disclosure.

     On February 3, 2003, Perry Ellis International, Inc., a Florida corporation ("Perry Ellis"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Salant Corporation, a Delaware corporation ("Salant"), and Connor Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Perry Ellis.

     Under the terms of the Merger Agreement, Perry Ellis will acquire Salant in a stock and cash transaction for a total merger consideration of $91.0 million comprised of approximately $52.0 million in cash and approximately $39.0 million worth of newly issued shares of Perry Ellis common stock (the "Merger"). The holders of Salant's outstanding common stock will receive approximately $9.3691 per share comprised of at least $5.3538 per share of cash and up to $4.0153 per share of Perry Ellis common stock. The maximum number of shares of Perry Ellis common stock to be issued in the Merger is limited to 3,250,000, in which case the remaining merger consideration will be paid in cash. The exact fraction of a share of Perry Ellis common stock that Salant's stockholders will receive for each of their shares will be determined based on the Nasdaq average closing sale price of the Perry Ellis common stock for the 20-consecutive trading day period ending three trading days prior to the closing date. Upon consummation of the Merger, Salant will become a direct wholly owned subsidiary of Perry Ellis.

     The Merger has been unanimously approved by the board of directors of Perry Ellis and Salant. The Merger requires approval by the shareholders of both Perry Ellis and Salant, and is subject to SEC approval, H-S-R regulatory review, the absence of material adverse changes, and certain other customary closing conditions. The transaction is expected to close before the end of Perry Ellis' second quarter. Perry Ellis was advised in the transaction and received a fairness opinion from Sawaya Segalas & Co., LLC. In addition, George Feldenkreis, Perry Ellis' Chairman and CEO, and Oscar Feldenkreis, Perry Ellis' President and COO, have each agreed to vote in favor of the issuance of the Perry Ellis common stock in the transaction. Pursuant to the Merger Agreement, Perry Ellis also agreed to file and maintain in effect a registration statement to enable Salant's affiliates to resell shares of Perry Ellis common stock they receive in the Merger without legal restriction. Perry Ellis also obtained a commitment from its senior lender to increase its existing credit facility to $110 million. Perry Ellis intends to use the amended credit facility to finance the cash portion of the merger consideration.

     A copy of the Merger Agreement and the exhibits attached thereto is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibit 2.1.

     On February 4, 2003, the Perry Ellis and Salant issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

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Item 7.  Financial Statements and Exhibits.

        (c)   Exhibits.

Exhibit No.  Description
----------   -----------

    2.1 Agreement and Plan of Merger, dated February 3, 2003, by and among Perry Ellis International, Inc., Connor Acquisition Corp. and Salant Corporation (with exhibits)
    10.1 Letter Agreement, dated February 3, 2003, among Michael J. Setola, Salant Corporation and Perry Ellis International, Inc.
    10.2 Letter Agreement, dated February 3, 2003, among Awadhesh K. Sinha, Salant Corporation and Perry Ellis International, Inc.
    99.1     Joint Press Release, dated February 4, 2003
    99.2 Voting Agreement, dated February 3, 2003, by and among Salant Corporation, George Feldenkreis, Oscar Feldenkreis, GFX, Inc. and the Oscar Family Limited Partnership, Ltd.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PERRY ELLIS INTERNATIONAL, INC.

Date: February 4, 2003                      By: /s/  Timothy B. Page
                                                -------------------------------
                                                Timothy B. Page
                                                Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit No.   Description
----------    -----------

   2.1 Agreement and Plan of Merger, dated February 3, 2003, by and among Perry Ellis International, Inc., Connor Acquisition Corp. and Salant Corporation (with exhibits)
   10.1 Letter Agreement, dated February 3, 2003, among Michael J. Setola, Salant Corporation and Perry Ellis International, Inc.
   10.2 Letter Agreement, dated February 3, 2003, among Awadhesh K. Sinha, Salant Corporation and Perry Ellis International, Inc.
   99.1       Joint Press Release, dated February 4, 2003
   99.2 Voting Agreement, dated February 3, 2003, by and among Salant Corporation, George Feldenkreis, Oscar Feldenkreis, GFX, Inc. and the Oscar Family Limited Partnership, Ltd.

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